Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice President
Office: (503) 943-2679
Fax: (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Appoints New Audit Committee Chairman
PORTLAND, Oregon, April 20, 2006 — TRM Corporation (NASDAQ: TRMM) announced today Harmon S. Spolan, an existing independent director, on April 19, 2006, was appointed to the audit committee of the Board of Directors, effective immediately. Mr. Spolan will serve as the chairman of the audit committee and as the audit committee financial expert.
On April 7, 2006, Lance Laifer resigned from TRM Corporation’s Board of Directors. Mr. Laifer served as a member of our audit committee, the chairman of the audit committee and as the audit committee financial expert. As a result of his resignation, Nasdaq informed us on April 19, 2006 that, although we were still within the relevant cure period which extended to our shareholders meeting on May 17, 2006, we did not comply with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350. With the appointment of Mr. Spolan, we regained compliance within the relevant cure period. This notice is being furnished in compliance with Nasdaq Marketplace Rule 4803(a).
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base consists of over 32,000 retailers throughout the United States and over 42,600 units worldwide, including 6,200 units across the United Kingdom and over 4,400 units in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 19,000 locations deployed throughout the United States, Canada, Great Britain, Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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